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                                                                    EXHIBIT 99.1

                                      LOGO

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

Xavier Hermosillo, Vice President of Investor Relations
  & Corporate Communications:
Midwest/East - Call (312) 645-0445 -- West Coast - Call (310) 832-2999

                           METAL MANAGEMENT ANNOUNCES
                            SALE OF $180-MILLION IN
                           SENIOR SUBORDINATED NOTES

     Chicago, IL -- May 14, 1998 - Metal Management, Inc. (NASDAQ symbol-MTLM) ("Metal Management" or "MTLM") today announced that it has sold, in a Rule 144A private offering and pursuant to Regulation S, $180-Million of Senior Subordinated Notes. The Senior Subordinated Notes mature on May 15, 2008 and bear interest at a rate of 10%. The proceeds of the offering were used in part to repay indebtedness, with the remainder planned to be used for acquisitions and general corporate purposes.

     T. Benjamin Jennings, Chairman of the Board said, "This offering, together with the $200-Million senior credit facility that we entered into on March 31, gives Metal Management a permanent capital structure that is vital to our continued development and the implementation of our acquisition strategy."

     Robert C. Larry, Vice President of Finance and Chief Financial Officer, said, "The capital raised in this offering provides substantial liquidity for Metal Management to advance its consolidation strategy and is an effective component of our capital structure."

     Metal Management is one of the largest and fastest-growing full service metals recyclers in the United States, with 47 recycling facilities in 11 states. Metal Management is primarily engaged in the collection and processing of ferrous and non-ferrous metals for resale to metals brokers, steel producers, and producers and processors of other metals.

     All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect the Company's current expectations regarding the future profitability of the Company and its subsidiaries and the benefits to be derived from the Company's execution of its industry consolidation strategy. As discussed in the Company's current report on Form 8-K, filed May 1, 1998, some of the factors which could affect the Company's performance include, among other things the effects of substantial leverage on the Company, immediate and future capital requirements, risk of substantial dilution to existing shareholders, potential inability to control growth or to successfully integrate acquired businesses, limited operating history, cyclicality of the metals recycling industry potential inability to complete pending acquisitions, commodity price fluctuations, compliance with environmental, health and safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration in relations with labor unions, control by principal stockholders and dependence on key management, dependence on suppliers of scrap metals, concentration of customer risk, competition in the scrap metals industry, availability of scrap alternatives, stock market volatility and year 2000 compliance.